Exhibit 99.1

VAALCO Energy, Inc. Announces Successful Completion of Etame-6H Well

HOUSTON, Aug. 1 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), announced that the Company has successfully completed the Etame-6H well and tied the well into the Floating Production, Storage and Offloading vessel offshore southern Gabon. The well is producing at a rate of 6,100 BOPD on a one inch choke from the Gamba formation. The well was drilled horizontally through the upper portion of the Gamba sandstone for a distance of approximately 1500 feet and completed with a gravel-packed liner. The ET-6H well is completed at the highest point in the reservoir of any well completed at Etame.

Robert Gerry, Chairman and CEO, stated, “With the completion of the Etame-6H well, we increased our proved developed reserves by approximately two and one half million net barrels. At the current choke setting, the well brings total field production to approximately 24,000 barrels of oil a day. Over the next few days, we will evaluate the effect of the ET-6H well on the existing wells before making any further adjustments to field production rate.

“Our next project is the development of the Avouma/South Tchibala discoveries south of the Etame field. We have commenced construction of the platform for this development and are planning for installation of the platform during the second quarter of next year. The development will be a two well project, anticipated to add production of approximately 10,000 barrels oil per day.”

Concurrent with the startup of the ET-6H well, VAALCO completed a lifting for the consortium for approximately 500,000 barrels on July 31, 2005.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE     VAALCO  Energy,  Inc.
          -0-                                                08/01/2005
     /CONTACT:  Robert L. Gerry, III, of VAALCO Energy, Inc., +1-713-499-1466/
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